Exhibit (k)(3)

FS INVESTMENT CORPORATION IV

DISTRIBUTION PLAN

Adopted: September 21, 2015

Effective: January 6, 2016

This Distribution Plan (the “Plan”) has been adopted by the Board of Directors (the “Board”) of FS Investment Corporation IV, a Maryland corporation (the “Fund”), subject to the terms and conditions set forth herein. The Fund is a non-diversified, closed-end management investment company that intends to elect to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”).

The Fund has submitted to the U.S. Securities and Exchange Commission (“SEC”) an application for an exemptive order (the “Exemptive Order”) to permit it to offer multiple classes of shares of its common stock, par value $0.001 per share (“Common Stock”). If the Exemptive Order is granted in a form satisfactory to the Fund, the Fund intends to offer Class A, Class D and Class I shares of Common Stock, in addition to its initially offered shares of Class T shares of Common Stock. Although not directly subject to Rule 12b-1 under the 1940 Act, in connection with the application for the Exemptive Order, the Fund has elected to comply with the provisions of Rule 12b-1 as if they applied to the Fund.

1.	Distribution Fees

(a)	Pursuant to the Plan, the Fund may pay to (i) FS2 Capital Partners, LLC (the “Dealer Manager”), the dealer manager, and/or (ii) Franklin Square Holdings, L.P. or any other affiliate of the Dealer Manager (collectively, the “Affiliates”), a fee for distribution and sales support services, as applicable, and as more fully described in Section 1(b) hereof (the “Distribution Fee”) in respect of the classes of Common Stock identified in the table below, as the same may be amended from time to time. The Distribution Fee shall accrue daily and be paid monthly at the applicable annual rates indicated below for each class of Common Stock, which annual rates are a percentage of the estimated value of the outstanding shares of each class of Common Stock; provided, however, that the Distribution Fee with respect to shares of Class T Common Stock shall not begin to accrue until the first day of the first full calendar month following the date that is twelve months after the Fund satisfies its minimum offering requirement:

Class of Common Stock	Annual Rate
A	0.80%
T	1.40%
D	0.50%

(b)	Payments of the Distribution Fee under the Plan in respect of a class of Common Stock shall be used primarily to compensate the Dealer Manager for distribution services and sales support services provided, and/or Affiliates for sales support services provided, respectively, in connection with the offering and sale of shares of such class of Common Stock, and to reimburse the Dealer Manager and/or Affiliates for related expenses incurred, including payments by the Dealer Manager and/or Affiliates to compensate or reimburse brokers-dealers and other financial intermediaries (collectively, “Selected Dealers”) for sales support services provided and related expenses incurred by such Selected Dealers in respect of such class of Common Stock. The services and expenses described in this Section 1(b) may include, but are not limited to, the following (in each case, to the extent not reimbursable as organizational and offering expenses under Rule 2310 of The Financial Industry Regulatory Authority, Inc.): (i) development, formulation and implementation of marketing and promotional activities; (ii) preparation, printing and distribution of marketing and promotional materials by Selected Dealers; (iii) expenditures for sales or distribution support services, including account maintenance and customer service support; (iv) preparation of information, analyses and opinions with respect to marketing and promotional activities; (v) commissions or other compensation to Selected Dealers attributable to distribution or sales support activities, as applicable, including interest expenses and other costs associated with financing of such commissions and compensation; (vi) travel, equipment, printing, delivery and mailing costs, overhead and other office expenses of the Dealer Manager, Affiliates or Selected Dealers attributable to distribution or sales support activities, as applicable; (vii) costs of administering the Plan; (viii) expenses of organizing and conducting sales seminars; (ix) Selected Dealer relations and communications relating to a potential liquidity event; and (x) any other costs and expenses relating to distribution or sales support activities.

(c)	Payments of the Distribution Fee under Section 1 of the Plan shall be made without regard to expenses actually incurred.

(d)	It is acknowledged that the Dealer Manager and Affiliates and other parties that receive fees from the Fund may each make payments without limitation as to amount relating to distribution or sales support activities, as applicable, in connection with the Fund out of its past profits or any additional sources other than the Distribution Fee which are available to it.

2.	Approval and Effectiveness of Plan

(a)

The Plan may not become effective until (i) the Fund meets its minimum offering requirement and releases subscription payments from escrow, (ii) the Plan is approved by a majority of the Board, including a majority of the directors who are not “interested persons” (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan, and (iii) if shares of the Fund (or a particular affected class of shares of Common Stock) have previously been publicly offered, the Plan is approved by a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or such particular class of shares of Common Stock.

(b)	After approval as set forth in Section 2(a), along with any other approvals required pursuant to the 1940 Act and Rule 12b-1 thereunder, the Plan shall take effect at the time specified by the Board.

3.	Continuance of the Plan

The Plan shall continue in full force and effect for so long as such continuance is specifically approved at least annually by a majority of the Board, including a majority of the directors who are not “interested persons” (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan.

4.	Termination

(a)	The Plan may be terminated at any time as to the Fund or any class of the Fund’s Common Stock without penalty by (a) a vote of a majority of the directors who are not “interested persons” (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan, or (b) a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or the affected class.

(b)	Any agreement related to the Plan may be terminated at any time, without the payment of any penalty, by vote of a majority of the directors who are not “interested persons” (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan, or by vote a majority of the outstanding voting securities of the Fund or the affected class on not more than sixty (60) days’ written notice to any other party to the agreement; and will automatically terminate in the event of its assignment (as defined in the 1940 Act).

5.	Amendments

The Plan may not be amended so as to increase materially the amount of the Distribution Fees described in Section 1 in respect of a class of Common Stock unless the amendment is approved by a vote of at least a majority of the outstanding voting securities (as defined in the 1940 Act) of the affected class. In addition, no material amendment to the Plan may be made unless approved by the Board in the manner described in Section 2(b).

6.	Fund Governance

So long as the Plan is in effect, the Board shall satisfy the fund governance standards as defined in Rule 0-1(a)(7) under the 1940 Act, including that the selection and nomination of the Fund’s directors who are not “interested persons” (as defined in the 1940 Act) will be committed to the discretion of the directors then in office who are not “interested persons” (as defined in the 1940 Act) of the Fund.

7.	Written Reports

While the Plan is in effect, the Board shall receive, and the directors shall review, at least quarterly, written reports which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

8.	Preservation of Materials

The Fund will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 7 for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

9.	Miscellaneous

The captions in the Plan are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

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